EXHIBIT 99.1

NEWS RELEASE: Feb. 25, 2003	Contact:	Investor Relations Heather Beshears Tel: 480.586.3357 heather@duraswitch.com

DURASWITCH ANNOUNCES FOURTH QUARTER AND YEAR-END 2002 RESULTS
Design wins increasing and royalty-bearing PushGates increase 57% to 2.8 million units in 2002

PHOENIX, Ariz. (Feb. 25, 2003) – Duraswitch Industries, Inc. (Nasdaq: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter and year-ended December 31, 2002.

During the year ended December 31, 2002, Duraswitch reported a net loss of $4.7 million, or $0.49 per share, compared to a net loss of $5.4 million, or $0.57 per share, during fiscal 2001. Revenue during 2002 included $747,000 in licensing revenue and $25,000 in product revenue, generating a gross profit of $616,000. During the comparable period in fiscal 2001, revenue included $836,000 in licensing revenue and $150,000 in product revenue, generating a gross profit of $728,000.

During the fourth quarter of 2002, Duraswitch reported a net loss of $1.2 million or $0.12 per share, compared to a net loss of $1.9 million, or $0.20 per share, during the same fourth quarter period of fiscal 2001. Revenue for the fourth quarter of fiscal 2002 included $175,000 in licensing revenue, generating a gross profit of $85,000. Revenue for the fourth quarter of fiscal 2001 included $252,000 in licensing revenue and $46,000 in product revenue, generating a gross profit of $237,000.

Duraswitch’s cash position at December 31, 2002 was $7.0 million.

Duraswitch President and CEO, Bob Brilon said, “To date, the majority of non-exclusive licensing revenue has been related to our PushGate® pushbutton technology. The number of unit sales of royalty-bearing PushGates has increased during the last three years from approximately one million in 2000, 1.8 million in 2001, to 2.8 million in 2002. Revenue has not tracked this increase because the average revenue earned per PushGate during 2002 was just over $0.10, the low end of the $0.10-0.30 range, compared to average revenue of $0.17 per PushGate in 2001.”

“We track trends in design wins utilizing our technologies through design reviews submitted by our licensees. Our technologies have been designed into over 100 different product applications. Last year, our licensees submitted over 50 design reviews – generally the step before a project goes to prototype and production. Half of those design reviews came in during the fourth quarter of 2002,” Brilon continued.

“We believe our licensing model fosters a partnership rather than a competitive relationship with switch manufacturers and OEMs and helps us commercialize our technologies more quickly than if we manufactured internally. As we have seen, the amount of time for manufacturers to implement a new technology can vary significantly by project and industry. To support our licensees in this effort, we have significantly reduced our efforts toward research and development of new technologies, instead focusing our engineering efforts on commercial acceptance and implementation of our existing portfolio of switch technologies.”

During the fourth quarter 2002, Duraswitch announced a cost-cutting initiative, including significant personnel reductions in research and development, which is expected to reduce cash requirements going into 2003 by reducing ongoing expenses by approximately $1.5 million per year. These personnel reductions were completed as of December 31, 2002. Total operating expenses during the year ended December, 31, 2002 were $5.5 million, compared with total operating expenses of $6.7 million during the year ended December 31, 2001.

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Duraswitch Announces Financial Results — 2

Duraswitch implemented its licensing strategy in 2000, executing agreements with multiple U.S.-based manufacturers, as well as manufacturers in Australia, Europe and Asia. Currently, 24 manufacturers worldwide are licensed to market and manufacture Duraswitch’s patented technologies.

An exclusive license agreement with Delphi Corp. generated 55 percent of licensing revenue during fiscal 2002 and the remainder was from revenue generated by other non-exclusive licensees. Licensing revenue is driven by the number of switches produced and hence the number of applications designed incorporating Duraswitch technologies.

Duraswitch’s licensing strategy is based on licensed manufacturers’ use of its intellectual property for electronic switch applications that benefit from the advantages of its patented technologies. Duraswitch receives royalties on a per-switch basis, based on volume. These enabling technologies can be used for controls in a wide variety of commercial and industrial designs.

About Duraswitch

Duraswitch is an innovator in the design and development of electronic switch technologies. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize the technology for a wide range of commercial and industrial controls.

Duraswitch technology provides solutions to challenges faced with traditional switch technologies such as the ability to integrate multiple switch types in flat-panel and slim-profile designs, high durability and reliability, sealability against harsh environments, multiple customization options and ergonomic, user-friendly interface. Applications using Duraswitch technologies today include medical devices, consumer electronics, security systems, point-of-sale, and industrial controls.

Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding our licensees’ ability to successfully market and manufacture products using our technologies, the potential for our technologies in key markets, anticipated cost savings, our estimation of the benefits derived from the company’s organizational reductions, our ability to drive high-volume applications resulting in top-line growth, and the opportunities for research and development with our partner companies. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our products, underestimating the amount of licensing revenue required to cover our operating expenses, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties, as described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2001. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000

NET REVENUE:
Licensing	$747,494	$835,541	$533,137
Product	24,675	149,771	1,785,599

Total net revenue	772,169	985,312	2,318,736
COST OF GOODS SOLD:
Licensing	156,406	100,540	49,666
Product	—	156,298	2,004,989

Total cost of goods sold	156,406	256,838	2,054,655

Gross profit	615,763	728,474	264,081

OPERATING EXPENSES:
Selling, general and administrative	2,857,609	3,899,652	3,343,605
Research and development	2,614,905	2,773,221	1,716,825

Total operating expenses	5,472,514	6,672,873	5,060,430

LOSS FROM OPERATIONS	(4,856,751)	(5,944,399)	(4,796,349)
OTHER INCOME – Net	150,699	554,245	686,472

NET LOSS	$(4,706,052)	$(5,390,154)	$(4,109,877)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.49)	$(0.57)	$(0.49)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,532,463	9,443,313	8,435,856

CONDENSED CONSOLIDATED BALANCE SHEET DATA
DECEMBER 31, 2002 AND 2001

	2002	2001

Cash and cash equivalents	$7,036,959	$12,016,430
Total assets	9,502,129	14,816,149
Long-term debt, net of current portion	8,213	26,323
Total stockholders’ equity	$6,857,333	$11,531,536